EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-106688, 333-86513, 333-86567, 333-59803 and 333-17935) pertaining to the 1993 Stock Option Plan, 1995 Stock Incentive Plan and 1997 Employee Stock Purchase Plan of Document Sciences Corporation of our report dated January 23, 2004, with respect to the consolidated financial statements of Document Sciences Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/S/    ERNST & YOUNG LLP

San Diego, California

March 17, 2004